Exhibit (d)(5)

M FUND, INC.

INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

For The

BUSINESS OPPORTUNITY VALUE FUND

THIS AGREEMENT made and entered into this 27th day of March, 2009, by and between M Financial Investment Advisers, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Adviser”), and Iridian Asset Management LLC, a limited liability company organized and existing under the laws of the State of Connecticut (the “Sub-Adviser”).

WHEREAS, M Fund, Inc., a Maryland corporation (the “Fund”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is a series fund with a number of portfolios; and

WHEREAS, the Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Fund, pursuant to which the Adviser will act as investment adviser to the Business Opportunity Value Fund portfolio of the Fund (the “Portfolio”), which is a series of the Fund; and

WHEREAS, the Sub-Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940; and

WHEREAS, the Adviser, with the approval of the Fund, has retained the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Portfolio, and the Sub-Adviser is currently rendering such investment advisory services pursuant to an Investment Sub-Advisory Agreement dated July 23, 2002 (the “Current Agreement”); and

WHEREAS, on or about March 31, 2009, the Government of the Republic of Ireland (the “Government”) is expected to enter into a transaction (the “Recapitalization Transaction”) whereby the Government has agreed to recapitalize the Governor and Company of the Bank of Ireland (the “Bank”); and

WHEREAS, the Sub-Adviser is a majority-owned subsidiary of BIAM (US), Inc., which in turn is a wholly-owned subsidiary of the Bank; and

WHEREAS, the Recapitalization Transaction may be deemed to result in an “assignment” of the Current Agreement, as such term is defined in Section 2(a)(4) of the 1940 Act; and

WHEREAS, the parties hereto intend to adopt this Agreement as an interim agreement under Rule 15a-4 under the 1940 Act.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Fund’s Board of Directors, the Sub-Adviser shall manage the investment operations of the Portfolio and the composition of the Portfolio, including the purchase, retention and disposition of securities and other assets, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                  The Sub-Adviser shall provide supervision of the Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by the Portfolio, and what portion of the assets will be invested or held uninvested in cash.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Articles of Incorporation and Bylaws (as such terms are defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio’s Registration Statement (as defined herein) and Prospectus or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws.  In executing Portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Portfolio the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Portfolio and/or other accounts over which the Sub-Adviser or an affiliate of the Sub-Adviser may exercise investment discretion.  The Sub-Adviser is authorized, subject to compliance with said Section 28(e), to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Portfolio.  In no instance, however, will any Portfolio’s securities be purchased from or sold to the Sub-Adviser, the Adviser, or any affiliated person of either the Fund, the Sub-Adviser or the Adviser, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)                                 The Sub-Adviser shall maintain all books and records with respect to the Portfolio’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Adviser or Board of Directors of the Fund such periodic and special reports as the Adviser or Board of Directors may reasonably request.

The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall also furnish to the Adviser any other information that is required to be filed by the Adviser or the Fund with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC.  The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are the property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor Sub-Adviser upon the termination of this Agreement (or, if there is no successor Sub-Adviser, to the Adviser).

(e)                                  The Sub-Adviser shall provide the Portfolio’s custodian on each business day with information relating to all transactions concerning the Portfolio’s assets and shall provide the Adviser with such information upon request of the Adviser.

(f)                                    The Sub-Adviser shall cooperate with the Adviser, its representatives, and any third party retained thereby upon the Adviser’s exercise of its right, granted hereby, to compel an audit of the Portfolio’s financial records, examine records of the Portfolio’s portfolio transactions, and/or make a copy of such records.

(g)                                 The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others.  The Sub-Adviser shall not be under any obligation to purchase or sell for the Portfolio any security that the Sub-Adviser, its officers or employees may purchase or sell for its or their own accounts.  The Sub-Adviser, its officers and employees may have an interest in an issuer or security whose purchase or sale is recommended or which is purchased, sold or otherwise traded for the Portfolio, provided, however, that such ownership, purchases and sales shall be in compliance with the Sub-Adviser’s Code of Ethics, and, provided further, that such ownership, purchases and sales shall be consistent with the Sub-Adviser’s fiduciary duties to the Portfolio.

The Sub-Adviser certifies that it has adopted a written code of ethics (a “Code”) that complies with Rule 17j-1 of the Investment Company Act of 1940, as amended, and that it has instituted procedures reasonably designed to prevent its Access Persons from violating the Sub-Adviser’s Code, and will provide evidence of the Sub-Adviser’s adoption of such Code.  Within a reasonable period following the end of each calendar quarter during which this Agreement remains in effect, the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with Rule 17j-1 and that no violations of the Sub-Adviser’s Code occurred (or, if such violations did occur, appropriate action was taken).  The Sub-Adviser shall furnish the Adviser with a written report, no less frequently than annually, that complies with Rule 17j-1 with respect to such reports regarding issues, material violations and any related sanctions in connection with the administration of the Code.  Upon written request of the Adviser, the Sub-Adviser shall permit the Adviser to examine the reports required to be made to the Sub-Adviser under Rule 17j-1(d)(1) and other records evidencing enforcement of the Code.”

Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers or employees.

2.                                       Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

3.                                       Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(a)                                  The Fund’s Articles of Incorporation, as filed with the Secretary of State of the State of Maryland (such Articles of Incorporation, as in effect on the date of this Agreement and as amended from time to time, are herein called the “Articles of Incorporation”);

(b)                                 Bylaws of the Fund (such Bylaws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “Bylaws”); and

(c)                                  Current Prospectus of the Portfolio.

(d)                                 The Statement of Additional Information shall be provided to the Sub-Adviser by the Adviser.

(e)                                  Part II of the Adviser’s SEC Form ADV (as currently on file with the Securities and Exchange Commission).

4.                                       Compensation of the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rates specified in Schedule A, which is attached hereto and made part of this Agreement.  The fee shall be calculated by applying a daily rate, based on the annual percentage rates as specified in Schedule A, to the average daily net assets of the Portfolio and shall be paid to the Sub-Adviser quarterly in arrears.  The Sub-Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

5.                                       Limitation of Liability of the Sub-Adviser.  The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with performance of the Sub-Adviser’s obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.  This provision shall survive termination of this Agreement.

Adviser shall reimburse, indemnify, and hold harmless Sub-Adviser, individually and as sub-adviser, of and from any and all expenses, losses, damages, liabilities, demands, charges, and claims of any kind or nature (including attorneys’ fees) whatsoever, arising from the operations and management of the Portfolio except where such expense, loss, damage, liability, demand, charge, or claim is the result of an occurrence described in the foregoing paragraph for which the Sub-Adviser is determined to be liable. This provision shall survive termination of this Agreement.

6.                                       Reports.  During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Portfolio, the Fund or the public that refer to the Sub-Adviser or its clients in any way prior to the use thereof and not to use such material if the Sub-Adviser reasonably objects to the use thereof in a writing received by the Adviser within five business days (or such other period as may be mutually agreed) after the Sub-Adviser’s receipt thereof.  The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients.  The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph.  Sales literature may be furnished to the Sub-Adviser by first class or overnight mail, facsimile transmission equipment or hand delivery.

During the term of this Agreement, the Sub-Adviser agrees to obtain written approval from the Adviser prior to the use of any sales literature or other materials prepared for distribution to shareholders of the Portfolio, the Fund or the public that refer to the Adviser, its clients or the Fund in any way prior to the use thereof and not to use such material if the Adviser reasonably objects to the use thereof.

7.                                       Indemnification.  Subject to the provisions of Section 5 hereof, the Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising from or in connection with the performance by the Sub-Adviser of its duties under this Agreement.  This provision shall survive termination of this Agreement.

8.                                       Duration and Termination.  This Agreement shall become effective upon the closing of the Recapitalization Transaction (the “Effective Date”), provided that this Agreement has been approved by the Board of Directors of the Fund (including approval by a majority of the disinterested Directors).  This Agreement shall continue in effect until a date no later than 150 days from the Effective Date.

This Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party, or (c) the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Adviser’s agreement with the Fund.  As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

9.                                       Governing Law.  This Agreement shall be governed by the internal laws of the State of Maryland, without regard to conflicts of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10.                                 Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors.

11.                                 Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered by hand, transmitted by electronic facsimile, or mailed by registered, certified or overnight United States mail, postage prepaid, or sent by overnight delivery with a nationally recognized courier, addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	M Financial Investment Advisers, Inc.
River Park Center
205 S.E. Spokane Street
Portland, OR 97202
Attn: President

To the Sub-Adviser at:	Iridian Asset Management LLC
276 Post Road West
Westport, CT 06880
Attn: Alice B. Hicks, Executive Vice President

Each such notice, advice or report shall be effective upon receipt or three days after mailing.

12.                                 Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

13.                                 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.                                 ADV. Adviser, itself and on behalf of the Fund, acknowledges receipt of and the opportunity to read Part II of Sub-Adviser’s SEC Form ADV (as currently on file with the Securities and Exchange Commission) as required by Rule 204-3 promulgated under the Advisers Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

M FINANCIAL INVESTMENT ADVISERS, INC.		IRIDIAN ASSET MANAGEMENT LLC

By:	/s/ JoNell Hermanson	By:	/s/ Lane Bucklan

Title:	Vice President	Title:	General Counsel

Attest:	/s/ Kathy Wolf	Attest:	/s/ Jeffrey M. Elliott

Title:	Fund Administrator	Title:	Executive Vice President

Schedule A

to the

Investment Sub-Advisory Agreement

between

M Financial Investment Advisers, Inc.

and

Iridian Asset Management LLC

Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an effective annual rate as follows:

Name of Portfolio	Annual Rate of Compensation

Business Opportunity Value Fund	Annual Advisory Fee:
	0.50% x	first $50,000,000
	0.45% x	next $50,000,000
	0.40% x	next $100,000,000
	0.35% x	balance